Exhibit 10.1

To: Miranda Toledano
May 15, 2022
Employment Agreement

Dear Miranda,

We are pleased to extend you this offer of employment in Entera Bio Ltd., an Israeli company, Kiryat Hadassah, Minrav Building – 5th Floor, Jerusalem, Israel ("Company"), which if you accept by countersigning below, will govern your employment with the Company ("Employment Agreement").

1.	Duties, Obligations and Consents

1.1
Commencing on May 16, 2022 ("Commencement Date"), you shall be engaged in the position of the Chief Business Officer, Chief Financial Officer and Head of Corporate Strategy, in a fulltime position, and shall report to the Company's Chief Executive Officer, or other person as directed.

1.2
You shall use your best endeavors to promote the interests of the Group (as defined below). You shall devote all of your business and professional time, attention, energy, skill, learning and best efforts to the business and affairs of the Group. You shall use your best endeavors to protect the good name of the Group and shall not perform any act that may bring the Group into disrepute.

"Group" – the term Group in this Employment Agreement shall mean the Company and its affiliates, being persons or entities, which control, are controlled by or are under common control with the Company now or in the future (individually and collectively referred to as the "Group").

1.3
In the event that you discover that you have, or might have at some point in the future, any direct or indirect personal interest in any of the Group's business, or a conflict of interest with your employment duties and functions, you shall immediately inform the Company upon such discovery.

1.4
You shall not engage, directly or indirectly, in any business, professional or commercial occupation outside your employment with the Company, whether or not such occupation is rendered for any gain, without the prior written approval of the Company and subject to the terms of such approval.  The Company may cancel or change such approval at any time, in its sole and absolute discretion.

Notwithstanding anything to the contrary in this Agreement, as a pre-condition to accepting this Employment Agreement, the Company hereby approves the continuation of your service as a director in five (5) companies, now or at any time in the future, which currently this list include Compass Therapeutics (NASDAQ: CMPX), Journey Medical (Nasdaq: DERM), Nexgel (Nasdaq: NXGL), Lipomedix and the Company (which, such list of companies may be changed by you, from time to time, subject to the below), provided that in each case any such services in no way conflicts with, or breaches any of your duties, undertakings or covenants towards the Group, the polices of the Group and/or the applicable law, including those hereunder, or prevent you from performing all of your duties and obligations at the level and scope required pursuant to the terms of this Agreement.

1.5
You shall not, directly or indirectly, accept any commission, rebate, discount or gratuity in cash or in kind, from any third party which has or is likely to have a business relationship with the Company.

1.6	You hereby represent that no provision of any law, regulation, agreement or other source prohibits you from entering into this Employment Agreement and fulfilling all its terms.

1.7	You hereby undertake to comply with all Group disciplinary regulations, work rules, policies, procedures and objectives, and the applicable law, as in effect from time to time.

1.8
You are aware of the need for frequent travel outside of Israel, for short or long periods, and hereby agree to perform such travel and stay inside and outside of Israel, including attending meetings at the Company's Jerusalem offices, USA, Europe and any other locations as requested by the Company from time to time, and as may be necessary to fulfill your duties hereunder.

1.9
You consent, of your own free will and although not required to do so under law, that the information in this Employment Agreement and any information concerning you gathered by the Company, including before the signing date of this Employment Agreement, will be held and managed by the Company or on its behalf, inter alia, on databases according to law, and that the Company shall be entitled to transfer such information to third parties, in Israel or abroad (including to countries which have a different level of data protection than that existing in Israel). The Company undertakes that the information will be used, and transferred for legitimate business purposes only. Without derogating from the generality of the above, such purposes may include human resources management and assessment of potential transactions, to the extent required while maintaining your right to privacy.

1.10
You  agree that the Company may monitor your use of their Systems and copy, transfer and disclose all electronic communications and content transmitted by or stored in such Systems, in pursuit of the Company's legitimate business interests, all in accordance with the Company's policy as in force from time to time and subject to applicable law. For the purposes of this Section, the term "Systems" includes telephone, computers, computer system, internet server, electronic database and software, whether under your direct control or otherwise. You may use the Company's Systems for reasonable personal use all subject to Company's policy as in force from time to time.

1.11
You hereby undertake to keep the contents of this Employment Agreement confidential and not to disclose the existence or contents of this Employment Agreement to any third party without the prior written consent of the Company (except for your immediate family members and your personal advisors who are subject to confidentiality obligations). Notwithstanding anything to the contrary in this Agreement, the Company shall be entitled to make any disclosure required by applicable law, including by the rules of the NASDAQ Global Stock Market, the Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act and FINRA with respect to this Agreement, the subject matter and the terms herein

1.12
You may perform your position from the Company's offices or remotely from home ("Remote Location") all in accordance with the Company's instructions and policies, as in effect from time to time. By signing this Employment Agreement, you confirm and undertake that:

1.12.1.
You have, and shall continue to have throughout any period of Remote Location, all the necessary resources required for the purpose of performing your position from the Remote Location, including a computer, solid internet connection, telephone, and so on.

1.12.2.
You shall only perform the work from an area, which is dedicated for such purpose, and which comprises a suitable and safe work environment according to any law and the Company's policies based on the conditions required by your professional activity.

1.12.3.
While working from the Remote Location, you undertake to comply with all of the Company’s policies, including with respect to data protection policies, policies regarding security, health, confidentiality and reporting of hours.

1.12.4.
You shall take all necessary precautions to protect any Company equipment or materials placed at the Remote Location, from theft, damage, or misuse. Furthermore, you shall take all reasonable measures in order to ensure your personal safety while working at the Remote Location.

1.12.5.
For the avoidance of any doubt, the Company is not responsible for any accident, fault and/or damage, which you and/or any third party may suffer or incur at the Remote Location or due to your working from the Remote Location, and you will have sole responsibility for any damage that you and/or any third party may suffer at the Remote Location or due to such work. Without derogating from any of the foregoing, it is clarified that the Company's insurance policies do not cover any work at the Remote Location, and your entitlement for any compensation from the National Insurance Institute in the event of injury at the Remote Location, if any, will be in accordance with the provisions of applicable law.

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1.13
You represent and warrant that prior to the date hereof ("Previous Period"), you served as, and following the date hereof, and as a pre-condition to accepting the Employment Agreement, the Company agree that you will continue to serve in the Company's board of directors according to the current term (subject to the Company's charter documents and applicable law), without the existence of employment relations, for any matter or purpose, and you agree that you are owed nothing from the Company based on such Previous Period (or for any time following the termination of this Agreement with respect to any service in the Company's board of directors) in each case with respect to employment relations, and that neither you, nor anyone on your behalf, has or will have any claims, demands and/or causes of action against the Company and/or any other member of the Group and/or anyone on their behalf based on or connected with such Previous Period or with respect to the period following the termination of this Agreement in the event that you continue to serve as a director in the Company's board of directors. For the avoidance of any doubt, your employment by the Company shall commence as of the Commencement Date and shall end upon the termination of this Agreement, and no prior engagement period, if any, counts. For the sake of good order, as long as you employed according to this Agreement and during the term, you shall not be entitled to any additional compensation in your capacity as a director.

2.	Salary and Benefits

2.1	Your salary and benefits will be as detailed in Appendix A to this Employment Agreement, which forms an integral part hereof.

2.2
As you are employed hereunder in a management position, which requires a special degree of trust, the Hours of Work and Rest Law 1951, and any other law amending or replacing such law, does not apply to you or to your employment with the Company. You acknowledge that the consideration set for you hereunder nevertheless includes within it consideration that would otherwise have been due to you pursuant to such law.

2.3
Notwithstanding anything to the contrary in this Agreement, it is hereby agreed that the payment of the salary and benefits (including without limitation, the Options and/or Bonus as reflected in Appendix A), as applicable, are subject to, and shall only enter into effect upon, the receipt of the approval by all corporate approvals as may be required from time to time according to applicable law (including without limitation, the Company's compensation committee, the board of directors of the Company and the shareholders of the Company). Notwithstanding anything to the contrary in this Agreement, the Employee shall repay to the Company, by no later than seven days of its receipt of such demand, and the Company shall be entitled to offset any amounts due to it under this Agreement from any amount payable by the Employee under this Agreement or from any other source or arrangement, with respect to any amounts which were not approved according to the applicable law and by all corporate organs.

3.	Confidentiality, Non-Competition, Non-Solicitation, and Assignment of Inventions Undertaking

Upon the signing of this Employment Agreement, you will sign a Confidentiality, Non-Competition, Non-Solicitation, and Assignment of Inventions Undertaking in the form attached hereto as Appendix B, which constitutes an integral part hereof. Your employment compensation has been calculated to include special consideration for your commitments under Appendix B.

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4.	Termination of Employment

4.1	Your employment shall commence as of the Commencement Date and shall continue for an un-fixed term, unless terminated in accordance with the terms of this Employment Agreement.

4.2
Termination of this Employment Agreement shall be by either party giving at least a month of prior written notice to the other party ("Prior Notice").

During the Prior Notice period you should attend work, continue to perform your position within the Company and train your successor unless the Company instructs otherwise in writing.

4.3
Notwithstanding Section 4.2 above, the Company may, in its sole discretion:

-  Terminate your employment without Prior Notice in whole or in part, by giving you notice together with payment in lieu of all or part of the Prior Notice, as the case may be, according to law. Your employment shall be deemed to have ceased on the date of the receipt of the notice from the Company; and/or

- Instruct you not to attend work during the Prior Notice period or any part of it. In such case, you will continue to receive your salary and other benefits to which you are entitled under this Employment Agreement, except for benefits dependent on actual work.

4.4
Notwithstanding the above, the Company shall be entitled to terminate this Employment Agreement forthwith, without Prior Notice or payment in lieu of notice and/or any compensation, where any of the following apply (each, "Cause"): (i)  you have committed a fundamental breach of this Employment Agreement, including any breach of your covenants in Appendix B or Sections 1 or 3 above; (ii) you have breached your fiduciary duty to the Company; and/or (iii) you have performed any act that entitles the Company legally to dismiss you without paying you severance pay, in whole or in part, in connection with such dismissal.

4.5
No later than the termination date of your active employment with the Company, or at such other time as directed by the Company, you shall return to the Company all Company equipment in your possession or control, including a company laptop (if any), as well as all documents, information and any other Company-related materials in your possession or control, whether or not prepared by you in connection with your employment, and any copies thereof. In addition, by such date you should provide the Company with a list of all passwords, write-protect codes and similar access codes used in the context of your work.

4.6
Furthermore, by no later than the termination date of your active employment with the Company, you will be required to delete all personal information saved in the Company computer and all Company's systems, if there is such. Following such date, all information stored therein shall be regarded as business information and the Company shall have access to all such information for the purpose of ensuring the continuity of its business activities.

5.	General

5.1	All of the payments and benefits provided to you by the Company are gross amounts and shall be subject to the withholding of all applicable taxes and deductions required by any applicable law.

5.2	This Employment Agreement may only be amended in writing and signed by the Company.

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5.3	The Company shall be entitled to set-off any amount owed to the Company by you from any source whatsoever from any amount owed by the Company to you from any source whatsoever.

5.4
This Employment Agreement is personal, and the terms and conditions of your employment shall be solely as set forth herein.  You shall not be entitled to any payment, right or benefit which is not expressly mentioned in this Employment Agreement, including, without limitation, any payments, rights or benefits of any current or future general or special collective labor agreements or arrangements or extension orders, any custom or practice, and/or any other agreements between the Company and its employees unless required under law.

5.5
This Employment Agreement, after confirmed by you, shall contain the entire understanding between the Company and yourself with respect to your employment by the Company and all prior negotiations, agreements, offer letters, commitments and understandings (whether written or oral) not expressly contained herein shall be null and void in their entirety.

5.6	This Employment Agreement and your employment by the Company shall be governed by and construed in accordance with the laws of Israel.

5.7
A form regarding Notification of Employment Conditions pursuant to the Notice to the Employee and Job Candidate Law (Employment Conditions and Candidate Screening and Selection), 5762-2002 (the "Notification"), is attached hereto, as Appendix C.  By signing below, you hereby acknowledge receipt of the Notification.

PLEASE READ THIS EMPLOYMENT AGREEMENT CAREFULLY AND RETURN IT SIGNED TO THE COMPANY.

Yours sincerely,

By: /s/ Spiros Jamas
Name & title: Spiros Jamas, CEO
Date: ______________________

CONFIRMATION

I hereby confirm that I have read the above Employment Agreement, I understand it and agree with its contents.

Miranda Toledano Employee	/s/ Miranda Toledano Signature	May 15, 2022 Date

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Appendix A

Salary and Benefits

1.	Salary

1.1	The Company shall pay you a gross monthly salary $24,547 ("Salary") for each full month of services.

1.2	The Salary for each month shall be payable in arrears within nine (9) calendar days of the first day of the following calendar month.

2.	Vacation

1.1	You shall be entitled to 22 working days' vacation in each calendar year. 1/12 of the annual quota shall accrue each month.

1.2
The accrual of vacations days shall be in accordance with the Company's policy as in effect from time to time.  Currently, according to the Company's policy, a maximum aggregate number of up to 44 unused vacation days may be carried forward from one calendar year to the next calendar year. Any amounts exceeding such limit at the end of any given calendar year, shall be cancelled by the Company and, for the avoidance of doubt, shall not be paid out on termination.

3.	Sick Leave

You shall be entitled to sick leave according to law. Notwithstanding the aforesaid, you will be entitled to your full Salary from the first day of your sick leave. You shall not be entitled to any compensation with respect to unused sick leave.

4.	Recuperation Pay

You shall be paid recuperation pay as required by law.

5.	Travel Expenses/ Car Allowance

The Company shall pay you travel allowance in the gross amount of NIS 500.

6.	Severance Pay and Pension Arrangement

6.1	You shall be entitled to contributions towards the pension arrangement of your choice ("Pension Arrangement"), at the following monthly rates:

(a)	The Company shall contribute:

(i)	8.33% of the Salary towards the severance pay component; and

(ii)
6.5% of the Salary towards the pension component.  In the case you are insured in a managers insurance policy or a provident fund (which is not a pension fund), the said rate shall include the rate of contributions towards the disability insurance, ensuring loss of earning payment of 75% of the Salary but no less than 5% towards the pension component, all subject to the terms of the Extension Order regarding the Increase of Pension Contributions - 2016 ("Pension Order 2016"). In accordance with the terms of the Pension Order 2016, if the said rate shall not be sufficient to insure you in disability insurance, the total rate of contributions shall increase up to 7.5% of the Salary.

(b)	The Company shall also deduct 6% of the Salary to be paid on your account towards the Pension Arrangement.

6.2
It is hereby agreed that the settlement regulated in the General Order as amended (attached as Appendix D) published under section 14 of the Severance Pay Law 1963 shall apply to you. The Company’s contributions to your Pension Arrangement will therefore constitute your entire entitlement to severance pay in respect of the paid Salary, in place of any severance pay to which you otherwise may have become entitled at law.

6.3
The Company waives all rights to have its payments refunded, unless your right to severance pay is denied by a judgment according to sections 16 or 17 of the Severance Pay Law or in the event that you withdraw monies from the pension arrangement in circumstances other than an Entitling Event, where an “Entitling Event” means death, disablement or retirement at the age of 60 or over.

7.	Further Education Fund Contributions

The Company shall make monthly Further Education Fund contributions as follows: 7.5% of Salary paid by the Company on its account and 2.5% of Salary to be deducted by the Company from such Salary to be paid on your account, in each case up to the ceiling recognized by the income tax authorities from time to time, but not otherwise. You shall bear any and all taxes applicable in connection with amounts payable by you and/or Company to the said Further Education Fund.

8.	Business Expenses

The Company will reimburse you for business expenses borne by you, provided the said expenses have been approved by the Company in advance and in writing, all subject to the Company's policies as may be in force from time to time and against the provision of proper receipts and invoices.

9.	Options

Subject to the approval of the Company's board of directors ("Board"), at its sole discretion, the Company will recommend to the Board to grant you with an option to purchase a number of 500,000 ordinary shares, par value 0.0000769 NIS each of the Company (“Options”), according to the Company's 2018 Equity Incentive plan, as may be amended from time to time (“Option Plan”), subject to the requirements of the relevant securities, tax and other applicable laws and regulations. Subject to the approval of the Board and the terms of the Options Agreement (as defined below), the Options will have an exercise price equal to the closing price of the Ordinary Shares as of the grant date by the Board, and will vest over four (4) years, with 25% of the Options vesting at the end of your first anniversary of the Commencement Date, and thereafter the remaining 75% of the Options shall vest in equal quarterly increments, so long as you are employed by the Company on a full time basis, according to the terms of this Employment Agreement on each applicable vesting date (for the avoidance of doubt, and notwithstanding anything to the contrary in the Option Plan and the Options Agreement (as defined below), the Options shall stop vesting if you cease to be employed by the Company according to the terms of this Employment Agreement, as may be amended from time to time (irrespectively if you continue to serve on the Board). Upon and subject to the approval of the grant of the Options by the Board (and by the Compensation Committee) and by the shareholders of the Company as required by applicable law, and as a condition to the grant of the Options, you shall sign the standard option agreement with the Company regarding the Options (“Options Agreement”). Notwithstanding anything herein to the contrary, the Options will be subject to applicable law, the terms and conditions of the Option Plan, the Options Agreement, and other terms and conditions approved by the Board (which such terms and conditions shall be consistent with the vesting schedule and other terms set forth in this Employment Agreement), as well as to the approval of the shareholders of the Company. You will be responsible for any and all tax consequences in connection with the grant of the Options, and/or the exercise of the Options and sale of the underlying shares, and the Company shall be entitled to withhold taxes according to the requirements under applicable laws, rules, and regulations.

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10.	Bonus

You will be eligible to receive an annual bonus (the “Bonus”) in an amount equal to up to 50% of the Salary (the “Target Bonus”) (calculated pro-rata to the actual days the Employee have been engaged with the Company in any applicable calendar year), subject to the terms of this Section 10. The Bonus will be awarded on an annual basis and paid in the year following the calendar year to which the Bonus relates in accordance with the Company’s compensation policy, based and subject to the Employee meeting certain criteria and key performance indicators as shall be determined by the compensation committee of the Company (the “Compensation Committee”) and the Board from time to time, and in accordance with the Company’s compensation plan and Company policies, as amended from time to time, and in each case, and at all times, subject to applicable law. It is hereby clarified that the payment of the Bonus may be subject to an approval of the shareholders of the Company, to the extent required to be approved by the shareholders of the Company in accordance with applicable law. The calculation and interpretation of any Bonus payable, and whether any criteria and/or performance standards have been met, shall be determined by the Compensation Committee and the Board at their sole and final discretion, and shall not be subject to review or appeal. You must continue to be employed with the Company on the final applicable approval date of such Bonus, as required by law, in order to be entitled to payment of any Bonus granted by the Company according to the terms of this Section 10 for any given calendar year.

11.	Separation Payment

In any event of termination of your employment by the Company (or any surviving entity) for any reason other than for Cause, you shall be entitled to receive, a one-time ex-gratia separation payment in the total gross amount of 3 (three) monthly salaries, conditioned upon your execution of and compliance with the Company's customary release of claims letter. Subject to the foregoing, such ex-gratia separation payment shall be made in the regular Company pay period following the termination of your employment.

12.	Cell Phone; Internet

The Company shall pay the monthly charges of your personal cell phone, as well the monthly charges of the Internet infrastructure and Internet service provider. You shall bear all taxes applicable to you in connection with the said payment.

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A - 3

Appendix B

Confidentiality, Non-Competition, Non-Solicitation, and Assignment of Inventions Undertaking

I, Miranda Toledano, am employed by Entera Bio Ltd. ("Company") pursuant to an employment agreement to which this Confidentiality, Non-Competition, Non-Solicitation, and Assignment of Inventions Undertaking ("Undertaking") is attached as Appendix B ("Employment Agreement").

I acknowledge that in the course of my employment with the Company I will become familiar with a range of Confidential Information (as defined below) and that my services are of particular and special value to the Company. In consequence, I undertake the following towards the Company and its affiliates, being persons or entities which control, are controlled by or are under common control with the Company now or in the future (individually and collectively referred to as the "Group").

1.	Confidential Information and Confidentiality

1.1
I am aware that I may have access to or be entrusted with information (regardless of the manner in which it is recorded or stored) relating to the business interests, methodology or affairs of the Group, or any person or entity with whom or which the Group deals or is otherwise connected and which, for the avoidance of doubt, includes the terms of the Employment Agreement, other than the terms of this Undertaking ("Confidential Information"). For the purposes of this agreement, Confidential Information includes but is not limited to:

A.
Technical information of the Company and/or the Group, its customers or other third parties that is in use, planned, or under development, such as manufacturing and/or research processes or strategies; computer product, process and/or devices; software product; and any other databases, methods, know-how, formulae, compositions, technological data, technological prototypes, processes, discoveries, machines, inventions, and similar items;

B.
Business information of the Company and/or the Group, its customers or other third parties that is in use, planned, or under development, such as information relating to the Group's employees (including information related to performance, skillsets, and compensation); actual and anticipated relationships between the Company and/or the Group and other companies; financial information; information relating to customer or vendor relationships; product pricing, customer lists, customer preferences, financial information, credit information; and similar items; and

C.
Information relating to future plans of the Company and/or the Group, its customers or other third parties that is in use, planned, or under development, such as marketing strategies; new product research; pending projects and proposals; proprietary production processes; research and development strategies; and similar items.

1.2
During the term of the Employment Agreement and at all times thereafter I shall keep confidential, and shall not except in the proper performance of my employment duties use, disclose and/or make available, directly or indirectly, to any third party any Confidential Information without the prior written consent of the Company. The foregoing does not apply to information that I can provide evidence that is already in the public domain through no fault of my own, or to disclosures which are required by law or a valid court order, in which case I will notify the Company in writing immediately on becoming aware of such requirement or its likely occurrence, and the disclosure shall be limited to the extent expressly required.

1.3	Without derogating from the generality of the foregoing, I confirm that:

1.3.1
Except in the proper performance of my employment duties, I shall not copy, transmit, communicate, publish or make any commercial or other use whatsoever of any Confidential Information, without the prior written consent of the Board.

1.3.2	I shall exercise the highest degree of care in safeguarding the Confidential Information against loss, theft or other inadvertent disclosure and in maintaining its confidentiality.

1.3.3
Upon termination of my employment, or at the earlier request of my direct manager I shall deliver to the Company all Confidential Information and any and all copies thereof that have been furnished to me, prepared by me or came to my possession howsoever, and I shall not retain copies thereof in whatever form.

2.	Non-Competition and Non-Solicitation

2.1
I hereby covenant that throughout the term of the Employment Agreement and for a period of twelve (12) months thereafter, I shall not, whether directly or indirectly, in any capacity whatsoever, whether independently or as a shareholder, employee, consultant, officer or in any managerial capacity, in any way:

2.1.1.
Carry on, set up, own, manage, control or operate, be employed, engaged or interested in a business anywhere in the world which competes with, or proposes to compete with the Group and its business, as in effect from time to time;

2.1.2.	Canvass, solicit, or endeavor to entice from the Group, or otherwise have any business dealings with, any person or entity who or which at any time during my employment was or is:

2.1.2.1	a supplier to, investor, customer, partner, joint venturer or licensor of the Group or other commercial contractor of whatever nature;

2.1.2.2	in the habit of dealing with the Group;

2.1.2.3	an employee, agent, officer, consultant, advisor or other independent contractor of or provider of services to the Group; or

2.1.2.4	negotiating or discussing becoming any of the above.

2.1.3.	Otherwise interfere with the relationship between any of the persons or entities listed in Section 2.1.2 and the Group (including by assisting another to interfere in such relationship).

2.2
I acknowledge that my obligations under this Section 2 are reasonable in light of my position and duties within the Company, the nature of the Group's business, and the fact that the compensation to which I am entitled under the Employment Agreement has been calculated to include special consideration for my undertakings in this Section 2.

3.	Intellectual Property

3.1
I shall promptly disclose to the Company all Intellectual Property which I have or which I may solely or jointly conceive, develop or reduce to practice or cause to be conceived, developed or reduced to practice during the course of and/or in connection with my employment with the Company and/or which use Confidential Information or other Group property (“Inventions”).

For the purposes of this Agreement, "Intellectual Property" shall include all intellectual property rights, whether or not patentable, including without limitation rights in algorithms, binary code, brands, business methods, business plans, computer programs, computer software, concepts, confidential information, content, databases, developments, firmware, composition of matter or materials, certification marks, collective marks, copyright, customer lists, data,  designs (whether registered or unregistered), derivative works, discoveries, distributor lists, documents, domain names, file layouts, formulae, goodwill, ideas, improvements, industrial designs, information, innovations, inventions (including but not limited to Service Inventions as defined in Section 132 of the Patent Law-1967 (the "Patent Law")), integrated circuits, know-how, logos, look and feel, manufacturing information, mask works, materials, methods, moral rights, object code, original works of authorship, patents,  patent applications, patent rights, including but not limited to any and all continuations, divisions, reissues, re-examinations or extensions, plans, processes, proprietary technology, reputation, research data, research results, research records, semiconductor chips, service marks, software, source code, specifications, statistical models, supplier lists, systems, techniques, technology, trade secrets, trademarks, trade dress, trade names, trade styles, technical information, utility models, and any rights analogous to the foregoing

3.2
I further confirm that all Inventions, and any and all rights, interests and title therein, shall be the exclusive property of the Company and I shall not be entitled to, and I hereby waive now and in the future, any claim to any right, moral rights, compensation or reward, including any right to royalties in Service Inventions in accordance with the Patent Law, that I may have in connection therewith. This clause, constitute an express waiver of any rights I may have under Section 134 of the Patent Law.

3.3
Without derogating from the Group's rights under this Undertaking or any law, I agree to assign and hereby automatically assign to the Company and/or its designee any and all rights, titles and interests in respect of any Inventions, to the extent that I may have such rights, on a worldwide basis, and I acknowledge now and in the future the Company’s full and exclusive ownership in all such Inventions. I shall, at any time hereafter, execute all documents and take all steps necessary to effectuate the assignment to the Company and/or its designee or to assist them to obtain the exclusive and absolute right, title and interest in and to all Inventions, including by the registration of patents or trademarks, protection of trade secrets, copyright, or  any other applicable legal protection, and to protect the same against infringement by any third party, including by assisting in any legal action requested by the Group with respect to the foregoing.

4.	No Conflicting Obligations

I have not and will not, at any time during the term of the Employment Agreement, use or disclose Confidential Information in such manner that may breach any confidentiality or other obligation I owe to any former employer or other third party, without their prior written consent.

I warrant that I have the full right to assign the Inventions and the associated rights, titles and interests therein and that I have not made, and will not make, any agreement in conflict with this paragraph or Section 3 above.

5.	Notice to Offerors

I agree that if, during my employment with the Company or the period of the restrictions set out in Section 2, I receive an offer of employment or engagement, I will provide a copy of this Undertaking to the offeror as soon as is reasonably practicable after receiving the offer and will inform the Company of the identity of the offeror.

6.	General

6.1	I acknowledge that any breach by me of my obligations pursuant to this Undertaking may cause substantial damage for which the Group shall hold me liable.

6.2
The terms of this Undertaking shall be interpreted in such a way as to give them maximum enforceability at law. The unenforceability of any term (or part thereof) shall not affect the enforceability of any other part of this Undertaking.

6.3	My undertakings hereunder are in addition to, and do not derogate from, any obligation to which I may be subject under applicable law or any Group policy or agreement.

6.4
My undertakings hereunder will be applicable to me during the term of my employment with the Company and thereafter. Notwithstanding the aforesaid, the effect of my undertakings under Section 2 above shall be for the period specified in such Section.

6.5	This Undertaking shall be governed by and construed in accordance with the laws of Israel.

Miranda Toledano Employee	/s/ Miranda Toledano Signature	May 15, 2022 Date

Entera Bio Ltd. hereby agrees to and accepts the assignment of all rights in the Inventions.

/s/ Spiros Jamas                                May 15, 2022
Entera Bio Ltd.                                          Date
By: Spiros Jamas
Title: CEO

[Signature Page to Confidentiality, Non-Competition,
Non-Solicitation, and Assignment of Inventions Undertaking]

Appendix C

Notification of Employment Conditions

1.	Name of Employer: Entera Bio Ltd.
Legal Entity: An Israeli company
Registration No. (Corporation): ___________________
Address: Kiryat Hadassah, Minrav Building – 5th Floor, Jerusalem, Israel

Name of Employee: Miranda Toledano
I.D. No.: 200182509
Address: 65 Shenkin Street Apt 3, Tel Aviv 6522302 Israel

2.	Employment Commencement Date: May 16, 2022.

Period of Contract from May 16, 2022; unlimited as to period.

3.	Main duties of the employee are, all duties required from the Company's Chief Business Officer and Chief Financial Officer and Head of Corporate Strategy.

4.	Name of direct superior of employee or title of direct superior of employee: the Company's Chief Executive Officer.

5.	The salary is paid on the basis of: monthly salary: the NIS equivalent of $31,000 per month

6.	The employee’s salary is determined according to a rank of N/A and at level N/A

The breakdown of the total amount of payments paid to the employee as work salary is as follows:

Fixed payments		Non – fixed payments
Type of payment	Due date of payment[1]	Type of payment[2]	Due date of payment
Salary	Until the 9th of the following month	Recuperation Pay	According to law
		Travel Expenses	According to law

7.
The length of an ordinary working - day of the employee is N/A  hours/ the length of an ordinary working week of the employee is N/A hours. The Employee is employed in a management position involving a fiduciary relationship between him and the Company. Accordingly, the Hours of Work and Rest Law 1951 and any other law amending or replacing such law, does not apply to his employment with the Company

8.
The employee’s weekly rest day is N/A. The Employee is employed in a management position involving a fiduciary relationship between him and the Company. Accordingly, the Hours of Work and Rest Law 1951 and any other law amending or replacing such law, does not apply to his employment with the Company

[1]	If time of payment is variable, or it depends upon the fulfillment of a condition, it must be specified.
[2]
Specify types of payments, for example: base salary, benefits received equal to salary or part of salary  – food and non – alcoholic beverages for consumption in the workplace and accommodation not reimbursed as expenses; seniority increment; premiums and incentives, overtime; shifts increment, recuperation payment, and any other payments for work, whether regular or not.

9.	The employee is entitled to the following payments for social benefits:

Type of payment	Name of institution and the plan to which payment is made	% of deduction on behalf of the employee	% of deduction on behalf of the employer	Date of first payment
Pension Arrangement	In accordance with the employee's choice	6% from the Salary	6.5% from the Salary for pension subject to the terms of the Agreement For severance: 8.33% from the Salary	In accordance with the terms of the Employment Agreement.
Study Fund	In accordance with the employee's choice	2.5% from the Salary, up to the ceiling recognized by the income tax authorities	7.5% from the Salary, up to the ceiling recognized by the income tax authorities	As of the Commencement Date

10.
If the employer, or the employers’ organization of which the employer is a member, is/are a party to a collective agreement which sets out the employee’s terms of employment – the name of the employees’ organization, which is a party to the abovementioned collective agreement, is: N/A and its address is N/A

This statement is not an employment agreement, but a notification by the employer of the employee’s main terms of employment; this statement shall not subtract from any of the rights to which the employee is entitled according to law, extension order, collective agreement or employment agreement.

Date: May 15, 2022	Signature of employer: /s/ Spiros Jamas

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Appendix D
General Order and Confirmation Regarding Payments of Employers to Pension Funds and Insurance
Funds instead of Severance Pay

It should be noted that the specific contribution rates set out in this General Approval are subject to the terms of the Pension Order 2016, as detailed in the Employment Agreement

Pursuant to the power granted to me under section 14 of the Severance Pay Law 5723-1963 (“Law”) I hereby confirm that payments paid by an employer, commencing the date hereof, to an employee’s comprehensive pension fund into a provident fund which is not an insurance fund, as defined in the Income Tax Regulations (Registration and Management Rules of a Provident Fund) 5724-1964 (“Pension Fund”), or to a Manager’s Insurance Fund that includes the possibility of an allowance or a combination of payments to an Allowance Plan and to a plan which is not an Allowance Plan in an Insurance Fund (“Insurance Fund”), including payments which the employer paid by combination of payments to a Pension Fund and to an Insurance Fund whether there exists a possibility in the Insurance Fund to an allowance plan (“Employer Payments”), will replace the severance pay that the employee is entitled to for the salary and period of which the payments were paid (“Exempt Wages”) if the following conditions are satisfied:

(1)          Employer Payments –

(A)
for Pension Funds are not less than 14.33 % of the Exempt Wages or 12% of the Exempt Wages, if the employer pays for his employee an additional payment on behalf of the severance pay completion for a providence fund or Insurance Fund at the rate of 2.33% of the Exempt Wages. If an employer does not pay the additional 2.33% on top of the 12%, then the payment will constitute only 72% of the Severance Pay.

(B)	to the Insurance Fund are not less than one of the following:

(1)
13.33% of the Exempt Wages if the employer pays the employee additional payments to insure his monthly income in case of work disability, in a plan approved by the Supervisor of the Capital Market, Insurance and Savings in the Finance Ministry, at the lower of, a rate required to insure 75% of the Exempt Wages or 2.5% of the Exempt Wages (“Disability Payment”).

(2)
11% of the Exempt Wages if the employer pays an additional Disability Payment and in this case the Employer Payments will constitute only 72% of the employee’s severance pay; if, in addition to the abovementioned sum, the employer pays 2.33% of the Exempt Wages for the purpose of Severance Pay completion to providence fund or Insurance Funds, the Employer Payments will constitute 100% of the severance pay.

(2)	A written agreement must be made between the employer and employee no later than 3 months after the commencement of the Employer Payments that include –

(A)
the agreement of the employee to the arrangement pursuant to this confirmation which details the Employer Payments and the name of the Pension Fund or Insurance Fund; this agreement must include a copy of this confirmation;

(B)
an advanced waiver of the employer for any right that he could have to have his payments refunded unless the employee’s right to severance pay is denied by judgment according to sections 16 or 17 of the Law, or in case the employee withdrew monies from the Pension Fund or Insurance Fund not for an Entitling Event; for this matter, Entitling Event or purpose means death, disablement or retirement at the age of 60 or over.

(3)
This confirmation does not derogate from the employee’s entitlement to severance pay according to the Law, Collective Agreement, Extension Order or personal employment agreement, for any salary above the Exempt Wages.

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